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                                CREDIT AGREEMENT

                                     BETWEEN

                             THERAGENICS CORPORATION

                                       AND

                       WACHOVIA BANK, NATIONAL ASSOCIATION

                          CLOSING DATE: AUGUST 30, 1999





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                                      -iii-

                                                    -i-
                                TABLE OF CONTENTS

1.       DEFINITIONS, TERMS AND REFERENCES.................................... 1
         1.1.     Certain Definitions......................................... 1
         1.2.     Use of Defined Terms........................................10
         1.3.     Accounting Terms............................................10
         1.4.     UCC Terms...................................................10
2.       THE FINANCING........................................................10
         2.1.     Extensions of Credit........................................10
                  2.1.1.   Line of Credit A...................................10
                  2.1.2.   Line of Credit B...................................11
                  2.1.3.   Line of Credit C...................................11
                  2.1.4.   Letters of Credit..................................12
                  2.1.5.   Term Loan..........................................12
         2.2.     Interest and Other Charges..................................13
                  2.2.1.   Interest at Applicable Rate........................13
                  2.2.2.   Fees...............................................16
                  2.2.3.   Capital Adequacy...................................17
                  2.2.4.   Usury Savings Provisions...........................17
         2.3.     General Provisions as to Payments...........................18
                  2.3.1.   Method of Payment..................................18
                  2.3.2.   Application of Payment.............................18
3.       GENERAL REPRESENTATIONS AND WARRANTIES...............................18
         3.1.     Existence and Qualification.................................18
         3.2.     Authority; and Validity and Binding Effect..................18
         3.3.     Incumbency and Authority of Signing Officers................19
         3.4.     No Material Litigation......................................19
         3.5.     Taxes.......................................................19
         3.6.     Capital.....................................................19
         3.7.     Organization................................................19
         3.8.     Insolvency..................................................19
         3.9.     Title.......................................................19
         3.10.    Margin Stock................................................19
         3.11.    No Violations...............................................20
         3.12.    Financial Statements........................................20
         3.13.    Pollution and Environmental Control.........................20
         3.14.    Possession of Permits.......................................21
         3.15.    Subsidiaries................................................21
         3.16.    Federal Taxpayer Identification Number......................21
         3.17.    Employee Benefit Plans......................................21
         3.18.    Year 2000 Compliance........................................21
4.       AFFIRMATIVE COVENANTS................................................21
         4.1.     Right to Inspect and Conduct Audits.........................21
         4.2.     Periodic Financial Statements...............................21
         4.3.     Annual Financial Statements.................................22
         4.4.     SEC Reports.................................................22
         4.5.     Payment of Taxes............................................22
         4.6.     Maintenance of Insurance....................................22
         4.7.     Compliance Certificate......................................22
         4.8.     Preservation of Existence...................................23
         4.9.     Compliance With Laws........................................23
         4.10.    Certain Required Notices....................................23
         4.11.    Year 2000 Compliance........................................23
5.       NEGATIVE COVENANTS...................................................23
         5.1.     Encumbrances................................................23
         5.2.     Debt........................................................24
         5.3.     Contingent Liabilities......................................24
         5.4.     Dividends...................................................24
         5.5.     Redemption..................................................24
         5.6.     Investments.................................................24
         5.7.     Mergers.....................................................25
         5.8.     Affiliate Transactions......................................25
         5.9.     Subsidiaries................................................25
         5.10.    Fiscal Year.................................................25
         5.11.    Disposition of Assets.......................................25
         5.12.    Employee Benefit Plans......................................25
6.       FINANCIAL COVENANTS..................................................25
         6.1.     FD/TCF Ratio................................................25
         6.2.     Tangible Net Worth..........................................26
7.       EVENTS OF DEFAULT....................................................26
         7.1.     Obligations.................................................26
         7.2.     Misrepresentations..........................................26
         7.3.     Certain Covenants...........................................27
         7.4.     Other Covenants.............................................27
         7.5.     Other Debts.................................................27
         7.6.     Voluntary Bankruptcy........................................27
         7.7.     Involuntary Bankruptcy......................................27
         7.8.     Judgments...................................................28
         7.9.     Disavowal of Certain Obligations............................28
         7.10.    Material Adverse Change.....................................28
         7.11.    Change of Control, Etc......................................28
8.       REMEDIES.............................................................28
         8.1.     Acceleration of the Obligations.............................28
         8.2.     Default.....................................................29
         8.3.     Other Remedies..............................................29
9.       MISCELLANEOUS........................................................29
         9.1.     Waiver......................................................29
         9.2.     GOVERNING LAW...............................................29
         9.3.     Survival....................................................29
         9.4.     Assignments.................................................29
         9.5.     Counterparts................................................30
         9.6.     Reimbursement...............................................30
         9.7.     Successors and Assigns......................................30
         9.8.     Severability................................................30
         9.9.     Notices.....................................................30
         9.10.    Entire Agreement: Amendments................................31
         9.11.    Time of Essence.............................................31
         9.12.    Interpretation..............................................31
         9.13.    Lender Not a Joint Venturer.................................31
         9.14.    JURISDICTION................................................31
         9.15.    Acceptance..................................................32
         9.16.    Cure of Defaults by Lender..................................32
         9.17.    Recitals....................................................32
         9.18.    Attorney-in-Fact............................................32
         9.19.    Sole Benefit................................................32
         9.20.    Indemnification.............................................32
         9.21.    JURY TRIAL WAIVER...........................................32
         9.22.    Terminology.................................................33
         9.23.    Exhibits....................................................33
10.      CONDITIONS PRECEDENT.................................................33
         10.1.    Secretary's Certificate.....................................33
         10.2.    Good Standing Certificates..................................34
         10.3.    Loan Documents..............................................34
         10.4.    Opinion of Counsel..........................................34

                                CREDIT AGREEMENT


PREAMBLE. THIS CREDIT AGREEMENT, made, entered into and effective as of August 30, 1999, by and between THERAGENICS CORPORATION, a Delaware corporation ("Borrower"); and WACHOVIA BANK, NATIONAL ASSOCIATION, a national bank ("Lender").

                              W I T N E S S E T H :

         WHEREAS,   Borrower  has  applied  to  Lender  for  certain  financing, consisting of three separate lines of revolving credit, all as more particularly described hereinbelow; and

         WHEREAS, Lender is willing to extend such financing to Borrower in accordance with the terms hereof upon the execution of this Agreement by Borrower, compliance by Borrower with all of the terms and provisions of this Agreement and fulfillment of all conditions precedent to Lender's obligations herein contained;

         NOW, THEREFORE, to induce Lender to extend the financing provided for herein, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged by Borrower, Lender agrees with Borrower as follows:

         1.       DEFINITIONS, TERMS AND REFERENCES.

                  1.1. Certain Definitions. In addition to such other terms as elsewhere defined herein, as used in this Agreement and in any Exhibit or Schedule attached hereto, the following terms shall have the following meanings:

         "Advance" shall mean an advance of borrowed funds made by Lender to or on behalf of Borrower under a Line of Credit pursuant to this Agreement.

         "Affiliate" shall mean, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person.

         "Agreement" shall mean this Credit Agreement, as it may be modified, amended or supplemented from time to time; together with any and all Schedules or Exhibits attached hereto.

         "Applicable  Margin"  shall  have the  meaning  given  to such  term in
Section 2.2.1.

         "Applicable Rate" shall mean the interest rate per annum payable on outstanding Advances, as is defined and more particularly described in Section 2.2.1.

         "Bankruptcy Code" shall mean Title 11 of the United States Code, as it may be amended from time to time.

         "Borrower" shall have the meaning given to such term in the preamble to this Agreement.

         "Borrower Information Schedule" shall mean an information schedule, to be completed by Borrower, in substantially the form of Exhibit "A" attached hereto.

         "Borrowings" shall mean Advances of borrowed funds under a Line of Credit or pursuant to the Term Loan made hereunder to or on behalf of Borrower pursuant to this Agreement.

         "Business Day" shall mean a day on which Lender is open for the conduct of banking business at its principal office in Atlanta, Georgia; provided, however, that, for purposes of determining the timing of requests for, and establishing the Applicable Rate on, LIBOR Borrowings, and LIBOR Index Borrowings, "Business Day" shall mean, additionally, any day on which dealings in United States Dollar deposits are also being carried out by Lender in the London interbank eurodollar market.

         "Closing Date" shall mean the date set forth on the cover page as the "Closing Date."

         "Compliance Certificate" shall mean a certificate to be signed by a duly authorized officer of Borrower pursuant to Section 4.7 in substantially the form of Exhibit "B" attached hereto.

         "Consolidated Subsidiaries" shall mean those Subsidiaries of Borrower (if any) existing from time to time which, for purposes of GAAP, are required to be consolidated for financial reporting purposes.

         "Control," "Controlled" or "Controlling" shall mean, with respect to any Person, the direct or indirect beneficial ownership of more than twenty percent (20%) of the voting securities or voting equity of such Person or the power to direct the management and policies of such Person, directly, indirectly, whether through contract or otherwise.

         "Debt" shall mean, with respect to any Person, and without duplication,
(a) all items, except items of shareholders' and partners' equity or capital stock or surplus or general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, including, without limitation, with respect to any secured non-recourse obligations of such Person, the higher of the book value or fair market value of the property or asset securing such obligation (if less than the amount of such obligation), (b) all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the higher of the fair market value or the book value of the property or asset subject to such Lien (if less than the amount of such obligation), if the obligation secured thereby shall not have been assumed (c) to the extent not otherwise included, all capitalized lease obligations of such Person and all obligations of such Person with respect to leases constituting part of a sale and lease-back arrangement (but excluding those relating to the Oak Ridge Transaction), (d) all reimbursement obligations with respect to outstanding letters of credit, and (e) to the extent not otherwise included, all obligations subject to Guaranties of such Person or its Subsidiaries.

         "Default Condition" shall mean the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

         "Default Rate" shall mean that interest rate per annum equal to two percent (2%) per annum in excess of the otherwise Applicable Rate payable on any Obligation.

         "Dollars" or "$" shall mean United States Dollars.

         "Employee Benefit Plan" shall mean any "employee welfare benefit plan", as that term is defined in Section 3(1) of ERISA, any "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, or any other plan which is subject to the provisions of Title IV of ERISA which is for the benefit of any employees of Borrower and any employees of any Subsidiary or any other entity which is a member of a "controlled group" or under "common control" with Borrower, as such terms are defined in Section 4001(a)(14) of ERISA.

         "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, whether now or hereafter existing, including, but not limited to state and federal superlien and environmental cleanup laws and U.S. Department of Transportation regulations and any other state or local law or regulation relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

         "Event of Default" shall mean any of the events or conditions described in Article 7, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

         "FD/TCF  Ratio"  shall have the  meaning  given to such term in Section
6.1.

         "Fiscal Year", in respect of a Person, shall mean the fiscal year of such Person, as employed by such Person as of the Closing Date, and designated as such on the Borrower Information Schedule, as to Borrower. The terms "Fiscal Quarter" and "Fiscal Month" shall correspond accordingly thereto.

         "GAAP" shall mean generally accepted accounting principles consistently applied for the fiscal period(s) in question.

         "Guarantor" shall mean, individually and collectively, any and all Subsidiaries of Borrower which subsequent to the Closing Date, pursuant to the operation and effect of Section 5.9, executed a Guaranty. As of the Closing Date, there are no Guarantors.

         "Guaranty" shall mean any agreement or other writing executed by a Guarantor guaranteeing payment of any of the Obligations. Each Guaranty shall be substantially in the form of Exhibit "C" attached hereto, unless otherwise accepted and approved by Lender.

         "Interest Period" shall mean: (i) in respect of LIBOR Borrowings, a period commencing on the date of such borrowing and ending on the numerically corresponding date in the first (1st), second (2nd), third (3rd) or sixth (6th) month thereafter, as Borrower may elect in the applicable notice of such borrowing to be given pursuant to Section 2.2.1; provided, however, that any such Interest Period in respect of LIBOR Borrowings which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and (ii) in respect of LIBOR Index Borrowings, a period commencing on the first calendar day of each calendar month and ending on the last calendar day of such calendar month; provided, however, that the initial such Interest Period in respect of LIBOR Index Borrowings shall be a period from the Closing Date through the last day of the Calendar Month which includes the Closing Date.

         "Interest Rate Determination Date" shall mean, (i) in respect of LIBOR Borrowings, three (3) Business Days prior to the first day of each Interest Period.; and (ii) in respect of LIBOR Index Borrowings, two (2) Business Days prior to the first day of each Interest Period.

         "Lender" shall have the meaning given to such term in the preamble to this Agreement.

         "Letter of Credit" shall have the meaning given to such term in Section 2.1.4.

         "Letter of Credit Obligations" shall mean all Obligations of Borrower arising in respect of Letters of Credit, including, without limitation, (i) all contingent liabilities arising in respect of Letters of Credit issued, but not drawn upon, and (ii) all reimbursement liabilities arising in respect of drawings made under Letters of Credit.

         "LIBOR Borrowings" shall mean those Borrowings which Borrower elects, pursuant to Section 2.2.1, to bear interest at a rate per annum determined by reference to the LIBOR Rate plus the Applicable Margin described therein.

         "LIBOR Index Rate" shall mean, with respect to any Interest Period for LIBOR Index Borrowings, an interest rate per annum computed by dividing: (x) the rate per annum determined by Lender from time to time on the basis of the offered rate for deposits in dollars in the London interbank borrowing market of amounts equal to or comparable to the maximum amount of Line of Credit B offered for a term comparable to the relevant Interest Period for LIBOR Index Borrowings, which rate appears on the display designated as page "3750" of the Telerate Service (or such other page as may replace page "3750" of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits) as of 11:00 a.m., London time, on the Interest Rate Determination Date for LIBOR Index Borrowings pertaining to such Interest Period (which rate shall be rounded upward, if necessary, to the next higher 1/10,000 of 1%); provided, however, that if more than one such offered rate appears on such service on such date, the offered rate shall be deemed to be the arithmetic average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of such offered rates; by (y) the number 1 minus any then applicable percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or its successor) for determining the reserve requirement for the Lender in respect of "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on such borrowings is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Lender to United States residents) hereunder. The LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the percentage described in the foregoing clause (y). The determination of the LIBOR Index Rate shall also be based on such other factors as Lender deems relevant thereto for purposes of determining such index rate.

         "LIBOR Index Borrowings" shall mean those Borrowings under Line of Credit B bearing interest at a rate per annum determined by reference to the LIBOR Index Rate plus the Applicable Margin.

         "LIBOR Rate" shall mean, with respect to any Interest Period for a LIBOR Borrowing, an interest rate per annum computed by dividing: (x) the rate per annum determined by Lender from time to time on the basis of the offered rate for deposits in dollars in the London interbank borrowing market of amounts equal to or comparable to the amount of a requested borrowing under the Line of Credit to which such Interest Period relates offered for a term comparable to such Interest Period, which rate appears on the display designated as page "3750" of the Telerate Service (or such other page as may replace page "3750" of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits) as of 11:00 a.m., London time, on the Interest Rate Determination Date for such LIBOR Borrowing pertaining to such Interest Period (which rate shall be rounded upward, if necessary, to the next higher 1/10,000 of 1%); provided, however, that if more than one such offered rate appears on such service on such date, the offered rate shall be deemed to be the arithmetic average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of such offered rates; by (y) the number 1 minus any then applicable percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or its successor) for determining the reserve requirement for the Lender in respect of "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on such borrowings is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Lender to United States residents) hereunder. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the percentage described in the foregoing clause (y).

         "Lien" shall mean any deed to secure debt, deed of trust, mortgage or similar instrument, and any lien, security interest, or preferential arrangement which has the practical effect of constituting a security interest, security title, pledge, charge, encumbrance or servitude of any kind, whether by consensual agreement or by operation of statute or other law, and whether voluntary or involuntary, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof.

         "Line of Credit A" shall mean the committed Line of Credit in a principal amount equal to the Line of Credit Commitment A established by Lender in favor of Borrower pursuant to Section 2.1.1.

         "Line of Credit B" shall mean the committed Line of Credit in a principal amount equal to the Line of Credit Commitment B established by Lender in favor of Borrower pursuant to Section 2.1.2.

         "Line of Credit C" shall mean the uncommitted Line of Credit in the principal amount of Ten Million Dollars ($10,000,000) established by Lender in favor of Borrower pursuant to Section 2.1.3.

         "Lines of Credit" shall mean, collectively, Line of Credit A, Line of Credit B and Line of Credit C; and "Line of Credit" shall refer individually thereto.

         "Line of Credit Commitment A" shall mean the Commitment of Lender to extend credit to Borrower under Line of Credit A in up to the principal amount of up to Thirty-Five Million Dollars ($35,000,000), subject to the terms and conditions set forth in Section 2.1.1; as it may be reduced pursuant to the operation and effect of Section 2.1.5.

         "Line of Credit Commitment B" shall mean the Commitment of Lender to extend credit to Borrower under Line of Credit B in up to the principal amount of up to Five Million Dollars ($5,000,000), subject to the terms and conditions set forth in Section 2.1.2.

         "Line of Credit Commitments" shall mean, collectively, Line of Credit Commitment A and Line of Credit Commitment B; and "Line of Credit Commitment" shall refer individually thereto.

         "Master Note A" shall mean the master promissory note, dated the Closing Date, issued by Borrower to the order of Lender in a principal amount equal to the Line of Credit A Commitment; together with any extensions or renewals thereof, and any amendments thereto.

         "Master Note B" shall mean the master promissory note, dated the Closing Date, issued by Borrower to the order of Lender in a principal amount equal to the Line of Credit B Commitment; together with any extensions or renewals thereof, and any amendments thereto.

         "Master Note C" shall mean the master promissory note, dated the Closing Date, issued by Borrower to the order of Lender, in a principal amount equal to the maximum principal amount of Line of Credit C, together with any extensions or renewals thereof, and any amendments thereto.

         "Master Notes" shall mean collectively, Master Note A, Master Note B and Master Note C; and "Master Note" shall refer individually thereto. Each Master Note shall be substantially in the form of Exhibit "D".

         "Material Adverse Change" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the financial condition, operations, business or properties of the Borrower and its Consolidated Subsidiaries taken as a whole.

         "Note" shall mean any instrument at any time evidencing all or any portion of any Obligations. The term "Note" shall include, without limitation, each Master Note and any Term Note. The term "Notes" shall refer, collectively, to the foregoing.

         "Oak  Ridge  Transaction"  shall  mean  a  sale/leaseback   transaction
involving, all or part of Borrower's Oak Ridge, Tennessee facility, which may be entered into by Borrower subsequent to the Closing Date.

         "Obligations" shall mean any and all Debts of Borrower to Lender arising hereunder or as a result hereof, whether evidenced by any Note, or constituting Advances, Letter of Credit Obligations or otherwise, and any and all extensions or renewals thereof in whole or in part; together with any and all future or additional obligations of Borrower to Lender whatsoever and in any event, whether existing as of the date hereof or hereafter arising, whether arising under a loan, lease, credit card arrangement, line of credit, letter of credit or other type of financing, and whether evidenced by, arising out of, or relating to, a promissory note, bill of exchange, check, draft, bond, letter of credit, guaranty agreement, bankers' acceptance, foreign exchange contract, interest rate protection agreement, derivative product or contract, commitment fee, service charge or otherwise.

         "Permitted Encumbrances" shall mean: (i) Liens for taxes not yet due and payable or being actively contested as permitted by this Agreement; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom Borrower has a banker-customer relationship; (vi) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (vii) Liens in favor of Lender; (viii) Liens granted by Borrower or any Subsidiary to vendors or financiers of capital assets to secure the payment of Purchase Money Debt so long as (A) such Debt is permitted to be incurred hereunder, (B) such Liens extend only to the specific assets so purchased, secure only such deferred payment obligation and related interest, fees and charges and no other Debt, and (C) such Liens are promptly released upon the payment in full of such Debt; and (ix) other Liens securing not more than $250,000 of Debt.

         "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, joint stock company, trust, governmental unit or other entity.

         "Prime Borrowings" shall mean any Borrowings which, at Borrower's election or Lender's requirement, under Section 2.2.1, bear interest at the Prime Rate.

         "Prime Rate" refers to that interest rate so denominated and set by Lender from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Lender. Lender extends credit at interest rates equal to, above and below the Prime Rate.

         "Purchase Money Debt" shall mean Debt incurred by Borrower or any Subsidiary in connection with the acquisition of capital assets for the cost thereof (including any for the deferred payment of any purchase price).

         "Quoted Rate", in respect of Borrowings under Line of Credit C, shall mean that interest rate per annum quoted by Lender and accepted by Borrower as the Applicable Rate in respect of such Borrowings upon the making of any advance under Line of Credit C. To be effective, each Quoted Rate (together with terms of payment thereof) must be offered, and accepted, in writing by Lender and Borrower, respectively.

         "Subordinated Debt" shall mean any unsecured Debt of Borrower or any Subsidiary to any Person for borrowed funds or for the deferred payment of any purchase price which, by written agreement in form and substance satisfactory to Lender, has been subordinated in right of payment and claim, to the rights and claims of Lender in respect of the Obligations on terms and conditions otherwise accepted and approved by Lender.

         "Subsidiary" shall mean any corporation, partnership, business association or other entity (including any Subsidiary of any of the foregoing) of which Borrower owns, directly or indirectly through one or more Subsidiaries, fifty percent (50%) or more of the capital stock or other equity interest having ordinary power for the election of directors or others performing similar functions.

         "Term Loan" shall have the meaning given to such term in Section 2.1.5.

         "Term Loan Conversion Date" shall have the meaning given to such term in Section 2.1.5.

         "Term Note" shall mean the term promissory note, dated the Term Loan Conversion Date, issued by Borrower to the order of Lender in a principal amount equal to the Term Loan; together with any extensions or renewals thereof, and any amendments thereto.
The Term Note shall be substantially in the form of Exhibit "E".

         "Termination Date" shall mean, in the case of the Line of Credit Commitments, that date which is the third (3rd) anniversary of the Closing Date; provided, however, that at Lender's sole option, exercisable by written notice to such effect given to Borrower by Lender within thirty (30) days of the end of each anniversary of the Closing Date, in substantially the form of Exhibit "H" attached hereto, Lender may extend the Termination Date, as to either (or both) of the Line of Credit Commitments, or Line of Credit C, at Borrower's request, for successive periods of one (1) year each measured from such anniversary of the Closing Date.

         "Year 2000 Compliant and Ready" shall mean that the Borrower's and its Subsidiaries' hardware and software systems with respect to the operation of its business and its general business plan will: (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) respond to and process two digit year input without creating any ambiguity as to the century; and (iii) store and provide date input information without creating any ambiguity as to the century.

                  1.2. Use of Defined Terms. All terms defined in this Agreement and the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

                  1.3. Accounting Terms. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP.

                  1.4. UCC Terms. The terms "accounts", "chattel paper", "instruments", "general intangibles", "inventory," "equipment" and "fixtures", as and when used in the Loan Documents, shall have the same meanings given to such terms under the UCC.

         2.   THE FINANCING.

                  2.1.     Extensions of Credit.

                           2.1.1.   Line of Credit A. On the Closing  Date,
subject to fulfillment of all conditions precedent setforth in Section 11, Lender agrees to open Line of Credit A in favor of Borrower so that, during the period from the Closing Date to, but not including, the Termination Date, so long as there is not in existence any Default Condition or Event of Default and the requested Borrowing, if made, will not cause a Default Condition or Event of Default to exist, Borrower may borrow and repay and reborrow Advances under Line of Credit A in up to a maximum aggregate principal amount outstanding at any one time equal to the original principal amount of the Line of Credit Commitment A. All proceeds of Advances so obtained under Line of Credit A may be used by Borrower in such manner as Borrower may elect in the ordinary course of its business operations, including, without limitation, investments in capital assets. The Debts arising from Advances made to or on behalf of Borrower under Line of Credit A shall be evidenced by Master Note A, which shall be executed by Borrower and delivered to Lender on the Closing Date. The outstanding principal amount of Master Note A may fluctuate from time to time, but shall be due and payable in full on the Termination Date, and shall bear interest from the date of each disbursement of principal until paid in full at the Applicable Rate, payable in the manner described in Section 2.2.1.
Subject to any contrary provisions of Section 2.2.1 in respect of LIBOR Borrowings, Borrower shall have the option to request Advances under Line of Credit A by telephone or in a writing delivered to Lender not later than 11:00 a.m. (Atlanta, Georgia time) on the date of the requested Advance; provided, however, that, unless otherwise approved by Lender, telephone requests must be confirmed in writing not later than the Business Day following the disbursement of the requested Advance.

                           2.1.2.   Line of Credit B. On the Closing  Date,
subject to fulfillment of all conditions precedent set forth in Section 11, Lender agrees to open Line of Credit B in favor of Borrower so that, during the period from the Closing Date to, but not including, the Termination Date, so long as there is not in existence any Default Condition or Event of Default and the requested Borrowing, if made, will not cause a Default Condition or Event of Default to exist, Borrower may borrow and repay and reborrow Advances under Line of Credit B in up to a maximum aggregate principal amount outstanding at any one time equal to the original principal amount of the Line of Credit Commitment B. All proceeds of Advances so obtained under Line of Credit B may be used by Borrower in such manner as Borrower may elect in the ordinary course of its business operations, including, without limitation, investments in capital assets. The Debts arising from Advances made to or on behalf of Borrower under Line of Credit B shall be evidenced by Master Note B, which shall be executed by Borrower and delivered to Lender on the Closing Date. The outstanding principal amount of Master Note B may fluctuate from time to time, but shall be due and payable in full on the Termination Date, and shall bear interest from the date of each disbursement of principal until paid in full at the Applicable Rate, payable in the manner described in Section 2.2.1. Borrower shall have the option to request Advances under Line of Credit B by telephone or in a writing delivered to Lender not later than 11:00 a.m. (Atlanta, Georgia time) on the date of the requested Advance; provided, however, that, unless otherwise approved by Lender, telephone requests must be confirmed in writing not later than the Business Day following the disbursement of the requested Advance.

                           2.1.3.   Line of Credit C. On the Closing  Date,
subject to fulfillment of all conditions precedent set forth in Section 11, Lender agrees to open Line of Credit C in favor of Borrower so that, during the period from the Closing Date to, but not including, the Termination Date, so long as there is not in existence any Default Condition or Event of Default and the requested Borrowing, if made, will not cause a Default Condition or Event of Default to exist, Borrower may request Advances under Line of Credit C, it being understood and agreed, however, by Borrower that Line of Credit C is not a committed credit facility and that Lender, in its sole discretion, shall have the right, at any time or from time to time, to refuse to honor any such request by Borrower for an Advance under Line of Credit C, or to impose such limitation on the amounts of such Advances or the frequency of their disbursement as Lender, in its sole discretion, may require. Subject to the foregoing, all proceeds of any Advances so obtained under Line of Credit C may be used by Borrower in such manner as Borrower may elect in the ordinary course of its business operations, including, without limitation, investments in capital assets. The Debts arising from Advances made to or on behalf of Borrower under Line of Credit C shall be evidenced by Master Note C, which shall be executed by Borrower and delivered to Lender on the Closing Date. The outstanding principal amount of Master Note C may fluctuate from time to time, but shall be due and payable in full on demand, but in any event not later than the Termination Date, and shall bear interest from the date of each disbursement of principal until paid in full at the Quoted Rate, payable in the manner described in Section 2.2.1. Borrower shall have the option to request Advances under Line of Credit C by telephone or in a writing delivered to Lender not later than 11:00 a.m. (Atlanta, Georgia time) on the date of the requested Advance; provided, however, that, unless otherwise approved by Lender, telephone requests must be confirmed in writing not later than the Business Day following the disbursement of the requested Advance.

                           2.1.4.   Letters  of  Credit.  In  addition  to the
foregoing, so long as Line of Credit A remains open, Borrower shall have the further right to apply for, and obtain standby letters of credit ("Letters of Credit") to be issued by Lender for Borrower for use by Borrower in the ordinary course of its business operations pursuant to a separate application and agreement (one per each Letter of Credit) to be executed at time of issuance between Lender and Borrower, which shall set forth, among other things, the purpose, beneficiary, the expiry date and credit limit, together with the fees and charges imposed by Lender for the issuance and administration thereof. All outstanding Letter of Credit Obligations shall be reserved by Lender against borrowing availability under Line of Credit A. Lender shall have the continuing right to charge as Advances any outstanding Letter of Credit Obligations, and any fees and charges associated therewith, which have become due and payable. Lender shall have the further right from time to time to impose a sublimit on the aggregate amounts of Letters of Credit and Letter of Credit Obligations which at any one time may be outstanding, which sublimit shall be equal to Five Million Dollars ($5,000,000).

                           2.1.5.   Term Loan. At Borrower's  option,  on any
Business Day not later than the second (2nd) anniversary of the Closing Date (the "Term Loan Conversion Date"), Borrower shall have the right to convert up to Twenty Five  Million  Dollars  ($25,000,000)  in existing Borrowings under Line of Credit A to a term loan (the "Term  Loan");  provided, however, that (i) Borrower has given Lender at least ten (10) Business Days' advance written notice to such effect, (ii) no Event of Default or Default Condition then exists or otherwise would result therefrom, and (iii) the Line of Credit A Commitment shall reduce, dollar-for-dollar, by the principal amount of the Term Loan, effective on the Term Loan Conversion Date. The Debt arising from the making of the Term Loan shall be evidenced by the Term Note, which shall be executed by Borrower and delivered to Lender on the Term Loan Conversion Date. The principal amount of the Term Note shall be repaid by Borrower in nineteen
(19) principal installments, each in a principal amount equal to one-forty-eighth (1/48th) of the principal amount of the Term Loan, payable commencing on the first day of the first calendar quarter following the Term Loan Conversion Date, and continuing on a quarterly basis thereafter, on the first day of each succeeding calendar quarter, followed by one (1) final principal installment equal to so much of the principal balance of the Term Note as is then outstanding, which shall be due and payable on the twentieth (20th) such quarterly date. The Term Note shall bear interest at the Applicable Rate, payable in the manner described in Section 2.2.1, from the date thereof on the unpaid principal amount thereof from time to time outstanding. The Term Note may be prepaid, in whole or in part, by Borrower at any time or from time to time hereafter; provided, however, that, any partial prepayment of the Term Note shall be in a minimum amount equal to the principal installment amount of the Term Note prescribed hereinabove or integral multiples thereof and shall be applied by Lender in the inverse order of the maturities of such principal installments of the Term Note then remaining to be paid; and provided, further, that Borrower first shall have remitted to Lender any prepayment fee then due and payable to Lender in respect of LIBOR Borrowings, as prescribed in Sections 2.2.1.

                  2.2.     Interest and Other Charges.

                           2.2.1.   Interest at  Applicable  Rate.  Lender and
Borrower agree that the interest rate payable on the Borrowings (herein called the "Applicable Rate") shall be determined as follows:

                                    (1) Initial Rates.  Outstanding Advances
under Line of Credit A and the Term Loan (if any) shall bear interest, at either the Prime Rate, in the case of Prime Borrowings, or, subject to the terms and limitations set forth in subsection (c) below, the LIBOR Rate plus the Applicable Margin, in the case of LIBOR Borrowings. Outstanding Advances under Line of Credit B shall bear interest at the LIBOR
Index Rate plus the Applicable Margin, subject, however, to the terms and limitations set forth in subsection (d) below. Outstanding Advances under Line of Credit C shall bear interest at the Quoted Rate.

                                    (2) Applicable Margin and Subsequent
Adjustments. The applicable margin in respect of Borrowings under the Committed Lines of Credit and the Term Loan (if any) (the "Applicable
Margin") shall be, initially, (i) zero percent (0%) per annum, in respect of Prime Borrowings under Line of Credit A and the Term Loan, (ii) seventy hundredths of one percent (.70%)per annum, in respect of LIBOR Borrowings under Line of Credit A and the Term Loan and (iii) one and twenty-hundredths of one percent (1.20%) per annum, in respect of LIBOR Index Borrowings under Line of Credit B. The Applicable Margin described above in respect of Prime Borrowings under Line of Credit A or the Term Loan shall not be subject to further adjustment. The Applicable Margin in respect of LIBOR Borrowings under Line of Credit A and the Term Loan (if any) and, subject to the third proviso set forth below in regard thereto, and LIBOR Index Borrowings under Line of Credit B, shall be subject to subsequent adjustment, up or down, based on Borrower's financial performance, determined by reference to the FD/TCF Ratio, measured quarterly; that is:

         If FD/TCF Ratio is:                     The Applicable Margin shall be:

         <  .50:1                                             .70%
         -
         >  .50:1; < 1.00:1                                   .95%
                   -
         >1.00:1;  < 1.50:1                                  1.20%
                   -
         >1.50:1;  < 2.00:1                                  1.40%
                   -
         >2.00:1                                             1.55%


Lender shall determine whether any adjustment to the Applicable Margin is to be made quarterly, based on Borrower's financial statements as of and for each Fiscal Quarter end delivered to Lender pursuant to Section 4.2, provided, however, that if such financial statements are not timely delivered to Lender, then, until delivery of such financial statements, an adjustment to the Applicable Margin shall be made based on an assumed delivery of said financial statements reflecting a FD/TCF Ratio of greater than 2.00:1, provided, further, that no downward adjustment to the Applicable Margin shall be made if an Event of Default or Default Condition then exists; and, provided, finally, that adjustments to the Applicable Margin in respect of LIBOR Index Borrowings under Line of Credit B shall not be made if, by doing so, the Applicable Margin would be reduced below 1.20%. Each such adjustment to the Applicable Margin shall become effective as of the first day of the calendar month following the date on which such financial statements are delivered (or deemed delivered) to Lender, and shall remain effective unless and until any subsequent adjustment becomes effective in accordance with the terms of this subsection (b). Each such adjustment shall apply to all Borrowings then existing and any made during the period for which such adjustment becomes effective.

                                    (3) Special Conditions and Limitations on
LIBOR Borrowings. All Borrowings under Line of Credit A obtained on the Closing Date and for a period of three (3) Business Days thereafter shall be Prime Borrowings. Thereafter, Borrower shall have thecontinuing right, provided that no Event of Default or Default Condition exists, to obtain LIBOR Borrowings or to convert Prime Borrowings to LIBOR Borrowings under Line of Credit A or the Term Loan; subject, however, to the following conditions and limitations: (i) Borrower must request a LIBOR Borrowing, specifying the amount thereof and the applicable Interest Period, at least three
(3) Business Days in advance of the intended Borrowing date; (ii) no more than three (3) LIBOR Borrowings may be outstanding at any one time; (iii) LIBOR Borrowings must be in minimum amounts of Five Hundred Thousand Dollars ($500,000), or integral multiples thereof; (iv) the Interest Period for LIBOR Borrowings shall not exceed the Termination Date, and the aggregate amount of LIBOR Borrowings in respect of the Term Loan must be consistent with, and not exceed, the scheduled principal amortization of the Term Loan; (v) if on or prior to the first day of any Interest Period, Lender determines that deposits in United States Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period or that the LIBOR Rate will not adequately and fairly reflect the cost to Lender of funding any relevant borrowings for such Interest Period, then, Lender shall forthwith give notice thereof to Borrower, whereupon, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make any further LIBOR Borrowings available to Borrower shall be suspended; (vi) if at any time, a change of law, or compliance by Lender with any request or directive (whether or not having the force of law) of any governmental authority shall make it unlawful or impracticable for Lender to make available, maintain or fund any LIBOR Borrowings, Lender shall forthwith give notice to such effect to Borrower, whereupon, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make such borrowings available to Borrower shall be suspended and if Lender shall determine that it may not lawfully continue to maintain and fund any then outstanding borrowings to maturity and shall so specify in such notice, each Borrowing so affected shall be converted into a Prime Borrowing, effective immediately; (vii) unless Borrower has timely given Lender a notice of a LIBOR Borrowing required hereinabove, a LIBOR Borrowing shall automatically convert to a Prime Borrowing at the expiration of the Interest Period corresponding thereto; and (viii) upon the request of Lender, delivered to Borrower, Borrower shall pay to Lender such amount or amounts as shall be determined by Lender, in its good faith discretion, in connection with the relevant Interest Period as a result of: (A) any payment or prepayment of any LIBOR Borrowing by Borrower being made on a date other than the last day of an Interest Period for such borrowing, whether as a result of permitted voluntary prepayment, involuntary acceleration or otherwise (but not as a result of clause (vi) above); or (B) any failure by the Borrower to undertake any such LIBOR Borrowing on the date for which notice of such borrowing is specified by Borrower. In the case of clause (viii) above, such amount shall include an amount determined by Lender, in its good faith discretion, to be equal to the excess, if any, of the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such borrowing (or, in the case of a failure to prepay or borrow, the Interest Period for such borrowing which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such borrowing provided for herein over the amount of interest (as determined by Lender in the exercise of its good faith discretion) Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market with respect to such LIBOR Borrowing.

                                    (4)  Special   Conditions   on  LIBOR  Index
Borrowings . All Borrowings under Line of Credit B shall be LIBOR Index Borrowings; subject, however, to the following conditions and limitations: (i) if on or prior to the first day of any Interest Period, Lender determines that deposits in United States Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period or that the LIBOR Index Rate will not adequately and fairly reflect the cost to Lender of funding any relevant borrowings for such Interest Period, then, Lender shall forthwith give notice thereof to Borrower, whereupon, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make LIBOR Index Borrowings available to Borrower shall be suspended and any Borrowings obtained under Line of Credit B during such suspension shall be made; instead, as Prime Borrowings; and (ii) if at any time, a change of law, or compliance by Lender with any request or directive (whether or not having the force of law) of any governmental authority shall make it unlawful or impracticable for Lender to make available, maintain or fund any LIBOR Index Borrowings, Lender shall forthwith give notice to such effect to Borrower, whereupon, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make such borrowings available to Borrower shall be suspended and if Lender shall determine that it may not lawfully continue to maintain and fund any then outstanding borrowings to maturity and shall so specify in such notice, each Borrowing so affected shall be converted into a Prime Borrowing, effective immediately.

                                    (5) Payment of Interest. Accrued interest on
all Borrowings at the Applicable Rate shall be due and payable monthly in arrears, on the first day of each calendar month, for the preceding calendar month (or portion thereof), commencing on the first day of the first calendar month following the Closing Date, and at maturity. Accrued interest on any LIBOR Borrowings also shall be due and payable at the expiration of each Interest Period corresponding to such Borrowings.

                                    (6)   Calculation   of  Interest  and  Fees.
Interest on Borrowings at the Applicable Rate (and any fees described in Section 2.2.2 computed on a per annum basis) shall be calculated on the basis of (i) a 360 day year with respect to LIBOR Borrowings; and (ii) a 365/366 day year with respect to Prime Borrowings; and, in each such case, actual days elapsed. The Applicable Rate on Prime Borrowings shall change with each change in the Prime Rate, effective as of the opening of business on the Business Day of such change.

                                    (7) Charging of Interest  and Fees.  Accrued
and unpaid interest on any Borrowings (and any outstanding fees described in Section 2.2.2) may, if not paid by Borrower within five (5) days after the date when due and payable, be paid, at Lender's option (without any obligation to do so), either (i) by Lender's charging Line of Credit A for an Advance in the amount thereof; or (ii) by Lender's debiting any deposit account of Borrower maintained with Lender for such purpose for the amount thereof; but, notwithstanding the foregoing, Borrower shall be and remain responsible for the payment of such sums.

                           2.2.2.   Fees. In addition to the payment of interest
on the Borrowings at the Applicable Rate, Borrower shall also be obligated to pay Lender the following fees and charges:

                                    (1) Loan Origination Fee.  On the Closing
Date, a fully earned, non-refundable loan origination fee of One Hundred Thousand Dollars ($100,000).

                                    (2)  Non-Usage  Fee on  Line  of  Credit  A.
Quarterly, on the first day of each calendar quarter, commencing on the first of such dates following the Closing Date, a fee equal to (x) twenty hundredths of one percent (.20%) per annum, times (y) the difference between (A) the Line of Credit A Commitment, and (B) the sum, without duplication, of the following, determined on a daily average basis for the immediately preceding calendar quarter (or portion thereof, as the case may be):
(i) all outstanding Advances under Line of Credit A plus (ii) all outstanding Letter of Credit Obligations.

                                    (3) Non-Usage Fee on Line of Credit B.
Quarterly, on the first day of each calendar quarter, commencing on the first of such dates following the Closing Date, a fee equal to (x) twenty hundredths of one percent (.20%) per annum, times (y) the difference between (A) the Line of Credit B Commitment, and (B) all outstanding Advances under Line of Credit B determined on a daily average basis for the immediately preceding calendar quarter (or portion thereof, as the case may be).

                                    (4) Term Loan Conversion.   On the Term Loan
Conversion Date (if any), a fully earned, non-refundable conversion fee equal in amount to one hundred twenty-five thousandths of one percent (.125%) of the Term Loan.

                           2.2.3.   Capital  Adequacy.  If,  after the Closing
Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the administration thereof, or compliance by Lender with any request or directive regarding capital adequacy
(whether or not having the force of law) of any such authority, central bank or comparable agency, affects or might affect the amount of capital required or expected to be maintained by Lender or any corporation in control of Lender and Lender determines that the amount of such capital is increased by or based upon Lender's obligations hereunder, then from time to time, within thirty (30) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender in light of such circumstances, to the extent that Lender reasonably determines such increase in capital is allocable to Lender's obligations hereunder, and such payment, as and when received, shall be applied by Lender in reimbursement of Lender's increased costs in regard to such obligations; provided, however, that Borrower shall not be obligated to compensate Lender for any amount under this Section 2.2.3 arising or occurring during (a) in the case of each request for compensation, any time or period commencing not more than one hundred twenty (120) days prior to the date on which Lender submits such request and (b) any other time or period during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, Lender could not have known that the resulting reduction in return might arise.

                           2.2.4.   Usury Savings  Provisions.  Lender and
Borrower hereby further agree that the only charge imposed by Lender upon Borrower for the use of money in connection herewith is and shall be interest at the Applicable Rate, and that all other charges imposed by Lender upon Borrower in connection herewith, are and shall be deemed to be charges made to compensate Lender for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with making credit available to Borrower hereunder, and shall under no circumstances be deemed to be charges for the use of money. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lender shall promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

                  2.3.     General Provisions as to Payments.

                           2.3.1.   Method of Payment.  All payments of
interest, fees and principal pursuant to this Agreement mustbe received by Lender no later than 2:00 p.m. (Atlanta, Georgia time) on the when due, in federal or other funds immediately available to Lender in Atlanta, Georgia.

                           2.3.2.   Application of Payment.  Except as otherwise
expressly set forth herein, all payments received by Lender hereunder shall be applied, in accordance with the then current billing statement applicable to the Borrowing, first to accrued interest, then to fees, then to principal due and then to late charges. Any remaining funds shall be applied to the further reduction of principal. In the event more than one Borrowing shall be outstanding hereunder, and no designation is made by Borrower, Lender, in its discretion, may determine to which Borrowing(s) each payment shall be applied. Notwithstanding the foregoing, upon the occurrence of a Default Condition or Event of Default, payments shall be applied to the Obligations in such order as Lender, in its sole discretion, may elect.

         3. GENERAL REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender (which representations and warranties, together with any other representations and warranties of Borrower contained elsewhere in this Agreement, shall be deemed to be renewed as of the date of each Advance and the issuance of each Letter of Credit), as set forth below:

                  3.1. Existence and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, as designated on the Borrower Information Schedule, with its principal place of business, chief executive office and office where it keeps all of its books and records being located at the Executive Office and is duly qualified as a foreign corporation in good standing in each other state in which the conduct of its business or the ownership of its property requires such qualification except where the failure to so qualify or remain in good standing could not be reasonably expected to result in a Material Adverse Change. Borrower has as its corporate name, as registered with the secretary of state of the state of its incorporation, the words first inscribed hereinabove as its name, and, except as may be described on the Borrower Information Schedule, has not done business under any other name.

                  3.2. Authority; and Validity and Binding Effect. Borrower has the corporate power to make, deliver and perform under the Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of the Loan Documents. This Agreement constitutes, and the remainder of the Loan Documents, as and when executed and delivered for value received, will constitute, the valid obligations of Borrower, legally binding upon it and enforceable against it in accordance with their respective terms.

                  3.3. Incumbency and Authority of Signing Officers. The undersigned officers of Borrower hold the offices specified hereinbelow and, in such capacities, are duly authorized and empowered to execute, attest and deliver this Agreement and the remainder of the Loan Documents for and on behalf of Borrower, and to bind Borrower accordingly thereby.

                  3.4. No Material Litigation. Except as may be set forth on the Borrower Information Schedule or in Borrower's most recent 10-Q, there are no legal proceedings pending (or, so far as Borrower or its officers know, threatened), before any court or administrative agency which, if adversely determined to Borrower, could reasonably be expected to result in a Material Adverse Change.

                  3.5. Taxes. Borrower has filed or caused to be filed all material tax returns required to be filed by it and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it except for taxes being contested in good faith.

                  3.6. Capital. All capital stock, debentures, bonds, notes and all other securities of Borrower presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "blue sky" laws of all applicable states and the federal securities laws.

                  3.7. Organization. The articles of incorporation of and bylaws of Borrower are in full force and effect under the law of the state of its incorporation and all amendments to said articles of incorporation and bylaws have been duly and properly made under and in accordance with all applicable laws.

                  3.8. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the extension of any credit or other financial accommodations hereunder, Borrower will not be "insolvent", within the meaning of such term as used in O.C.G.A. ss. 18-2-22 or as defined in ss. 101(32) of the Bankruptcy Code; or be unable to pay its debts generally as such debts become due; or have an unreasonably small capital.

                  3.9. Title. Borrower has good and marketable title to all of its properties subject to no Lien of any kind except for Permitted Encumbrances.

                  3.10. Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any "margin stock", as that term is defined in Section 221.2(h) of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any borrowing made pursuant hereto will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors. In connection herewith, if requested by Lender, Borrower will furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

                  3.11. No Violations. The execution, delivery and performance by Borrower of this Agreement and the Notes have been duly authorized by all necessary corporate action and do not and will not require any consent or approval of the shareholders of Borrower, violate any provision of any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of the charter or bylaws of Borrower, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

                  3.12. Financial Statements. The financial statements of Borrower and its Consolidated Subsidiaries (if any) for its most recently completed Fiscal Year and for that portion of its current Fiscal Year ended with that Fiscal Quarter ended closest to the Closing Date for which financial statements have been prepared, including balance sheet, income statement and, if available, statement of cash flow, copies of which heretofore have been furnished to Lender, are complete and accurately and fairly represent the financial condition of Borrower and its Consolidated Subsidiaries (if any), the results of its operations and the transactions in its equity accounts as of the dates and for the periods referred to therein, and have been prepared in accordance with GAAP except for the most recent quarterly financial statements, which exclude certain footnotes and are subject to year end audit adjustments. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower or any such Consolidated Subsidiaries as of the date of such financial statements which are not reflected therein or in the notes thereto or within Borrower's quarterly report on Form 10-Q of which the quarterly financial statement are a part. No Material Adverse Change has occurred since the date of the balance sheet contained in the annual financial statement described hereinabove.

                  3.13. Pollution and Environmental Control. Borrower and each Subsidiary (if any) have obtained all material permits, licenses and other authorizations which are required under, and each is in material compliance with, all material Environmental Laws.

                  3.14. Possession of Permits.  Borrower and each Subsidiary (if any) possess all material franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other, similar rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of its properties and assets, and neither Borrower nor any Subsidiary is in violation of any thereof.

                  3.15. Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries except as may be described on the Borrower Information Schedule.

                  3.16. Federal Taxpayer Identification Number. Borrower's federal taxpayer identification number is as indicated on the Borrower Information Schedule.

                  3.17. Employee Benefit Plans. As of the Closing Date, Borrower has no Employee Benefit Plans except as may be described on the Borrower Information Schedule.

                  3.18. Year 2000 Compliance. The Borrower's and its Subsidiaries' software and hardware systems are Year 2000 Compliant and Ready; and Borrower will provide documentary evidence of the foregoing at Lender's request.

         4. AFFIRMATIVE COVENANTS. Borrower covenants to Lender that from and after the date hereof, and so long as any amounts remain unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), Borrower will comply (and cause each Subsidiary to comply) with the affirmative covenants set forth below:

                  4.1. Right to Inspect and Conduct Audits. Lender (or any Person or Persons designated by it) shall have the continuing right to call at Borrower's place of business, during normal business hours, upon reasonable advance written notice, and without hindrance or delay, inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the transactions contemplated hereby and Borrower's business operations and financial condition.

                  4.2. Periodic Financial Statements. Borrower shall, as soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, furnish to Lender unaudited consolidated financial statements of Borrower and Consolidated Subsidiaries (if any), including a consolidated balance sheet as of the Fiscal Quarter end, a consolidated income statement for the Fiscal Quarter ended and for the Fiscal Year to date, and a consolidated cash flow statement for the Fiscal Year to date. Borrower will include corresponding consolidating schedules of balance sheet and income statement, if requested by Lender. All such financial statements and consolidating schedules shall be certified by a duly authorized officer of Borrower to present fairly the financial position, results of operations and cash flows of Borrower for the period involved in accordance with GAAP (but for the omission of footnotes and subject to year-end audit adjustments).

                  4.3. Annual Financial Statements. Borrower shall, as soon as practicable, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, furnish to Lender audited consolidated financial statements of Borrower and its Consolidated Subsidiaries, if any, as of the end of such year prepared in accordance with GAAP. The audited consolidated financial statements shall include an audit report, certified without material qualification by independent certified public accountants selected by the Borrower and acceptable to the Lender, which acceptance shall not be unreasonably withheld. Borrower will include corresponding consolidating schedules of balance sheet and income statement, if requested by Lender.

                  4.4. SEC Reports. Borrower shall, if and so long as Borrower is a reporting company under the Securities Act of 1933, furnish to Lender promptly upon their issuance, copies of Borrower's 10-K and 10-Q reports, press releases and other, similar information disclosed from time to time by Borrower to the Securities Exchange Commission and/or Borrower's shareholders generally.

                  4.5. Payment of Taxes. Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties attach thereto, unless and to the extent only that (x) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower, and
(y) Borrower maintains reasonable reserves on its books therefor.

                  4.6. Maintenance of Insurance. Borrower shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include loss, damage, flood, windstorm, fire, theft, extended coverage, business interruption, freight insurance and product liability insurance.

                  4.7. Compliance Certificate. Borrower shall, on a quarterly basis not later than forty-five (45) days after the close of each of its first three Fiscal Quarters and not later than one hundred twenty (120) days after the close of its Fiscal Year, certify to Lender, in a statement executed by a duly authorized Officer of Borrower in the form of Exhibit "B" attached hereto (herein, a "Compliance Certificate") that no Event of Default and no Default Condition exists or has occurred, or, if an Event of Default or Default Condition exists, specifying the nature and period of existence thereof. Such certificate shall include a statement of the chief executive officer, chief financial officer, or chief technology officer of Borrower to the effect that nothing has come to Borrower's attention to cause it to believe that the Borrower's and its Subsidiaries' hardware and software systems are not or will not be Year 2000 Compliant and Ready. Such Compliance Certificate shall also set forth, in reasonable detail, evidence of Borrower's, compliance with all financial covenants set forth in Article 6 for the immediately preceding Fiscal Quarter, as applicable.

                  4.8. Preservation of Existence. Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

                  4.9. Compliance With Laws. Borrower and each of its Subsidiaries shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would or could materially adversely affect their respective financial condition or the ownership, maintenance or operation of any material portion of any of their respective properties. Without limiting the foregoing, each of Borrower and its Subsidiaries shall obtain and maintain all permits, licenses and other authorizations which are required under, and otherwise comply with, all federal, state, and local laws and regulations.

                  4.10. Certain Required Notices. Promptly, upon its receipt of notice or knowledge thereof, Borrower will report to Lender: (i) any lawsuit or administrative proceeding in which Borrower or any Subsidiary is a defendant which, if decided adversely to Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Change; (ii) the existence and nature of any Default Condition or Event of Default; or (iii) any deviations from the Y2K Plan which would cause compliance with the Y2K Plan to be delayed or not achieved, a statement of the chief executive officer, chief financial officer, or chief technology officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto; or
(iv) any third party assessments of the Borrower's Y2K Plan together with any recommendations made by such third party with respect to Borrower's Y2K Plan and Borrower's ability to be Year 2000 Compliant and Ready on or prior to December 31, 1999.

                  4.11. Year 2000 Compliance. Borrower will take all required actions to ensure that its and its Subsidiaries' software and hardware systems will continue to be Year 2000 Compliant and Ready.

         5. NEGATIVE COVENANTS. Borrower covenants to Lender that from and after the date hereof and so long as any amount remains unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), Borrower will not do (and will not permit any Subsidiary to do), without the prior written consent of Lender, any of the things or acts set forth below:

                  5.1. Encumbrances. Create, assume, or suffer to exist any Lien, except for Permitted Encumbrances.

                  5.2. Debt. Incur, assume, or suffer to exist any Debt, except for: (i) Debt to Lender or any Affiliate of Lender; (ii) Debt to Persons other than Lender existing on the date of this Agreement (including any being refinanced with the proceeds of the initial Advance); (iii) Subordinated Debt;
(iv) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (v) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default or Default Condition under any other provision of this Agreement); (vi) deferred taxes;
(vii) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business; and (viii) other Debt not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate at any one time outstanding, of which not more than Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time outstanding may be Purchase Money Debt.

                  5.3. Contingent Liabilities. Guarantee, endorse, become surety with respect to or otherwise become directly or contingently liable for or in connection with the obligations of any other person, firm, or corporation, except for endorsements of negotiable instruments for collection in the ordinary course of business.

                  5.4. Dividends. Declare or pay any dividends on, or make any distribution with respect to, its shares of any class of capital stock if any Event of Default or Default Condition then exists or otherwise would result therefrom.

                  5.5. Redemption. Purchase, redeem, or otherwise acquire for value any shares of any class of its capital stock if any Event of Default condition then exists or otherwise would result therefrom.

                  5.6. Investments. Make any investment in cash or by delivery of property to any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, in any Person or property of a Person, except for: (i) fixed assets acquired from time to time in the ordinary course of business; (ii) current assets arising from the sale of goods or the provision of services in the ordinary course of business; (iii) loans or advances to employees for salary, commissions, travel or the like, made in the ordinary course of business, (iv) investments in obligations of, or guaranteed as to principal and interest by the United States of America, or any agency thereof, obligations of U.S. government sponsored agencies, debt obligations, certificates of deposit, notes, time deposits, and bankers' acceptances, deposits in and investments of a commercial bank or credit, asset-backed securities, commercial paper, repurchase agreements, money market funds, investment agreements or guaranteed investment contracts with an insurance company, bank or other financial institution, floating rate notes, adjustable rate funds, and International Bank for Reconstruction and Development debt obligations; provided, however, that no investment in accordance with this Section 5.6(iv) shall be of a maturity longer than 24 months at purchase, with the exception of "put" bonds or other securities that provide liquidity with 24 months; and (v) investments in Subsidiaries.

                  5.7. Mergers. Dissolve or otherwise terminate its corporate status or enter into any merger, reorganization or consolidation or make any substantial change in the basic type of business conducted by Borrower and its Subsidiaries, as of the Closing Date.

                  5.8. Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

                  5.9. Subsidiaries. Create or acquire any Subsidiary unless, upon its creation or acquisition, such Subsidiary executes a Guaranty and becomes a Guarantor hereunder.

                  5.10. Fiscal Year. Change its Fiscal Year, or permit any Subsidiary to have a fiscal year different from the Fiscal Year of Borrower.

                  5.11. Disposition of Assets. Sell, lease or otherwise dispose of any of its properties, including any disposition of property as part of a sale and leaseback transaction, to or in favor of any person, except (i) sales of inventory in the ordinary course of Borrower's business, (ii) sales or other dispositions of worn-out, obsolete or otherwise unuseable equipment and other property in the ordinary course of Borrower's Business, (iii) the Oak Ridge Transaction, and (iv) other asset dispositions, in addition to those described in clauses (i) through (iii) above, having an aggregate fair market value at time of disposition not in excess of Five Hundred Thousand Dollars ($500,000).

                  5.12. Employee Benefit Plans. Permit an Employee Benefit Plan to become materially underfunded or create any Employee Benefit Plan without prior written notice to Lender and upon such notification this Agreement shall be amended as determined necessary by Lender in its discretion as a result of the creation of such Plan.

         6. FINANCIAL COVENANTS. Borrower covenants to Lender that, from and after the date hereof and so long as any amount remains on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), it will comply with the financial covenants set forth below.

                  6.1. FD/TCF Ratio. The ratio (the "FD/TCF Ratio") of: (i) all Debts of Borrower and its Consolidated Subsidiaries evidenced by bonds, debentures, notes or other similar instruments (inclusive of the Obligations, any capital leases, banker's acceptances and obligations to reimburse, but exclusive of any accruals, trade accounts payable in the ordinary course of business and operating leases; (it being understood and agreed that the lease being entered into by Borrower as part of the Oak Ridge Transaction shall be deemed an operating lease for purposes hereof) to (ii) net income of Borrower and its Consolidated Subsidiaries, plus depreciation and amortization expenses and all other non-cash expenses, less dividends paid by Borrower and all non-cash income items; in each case, for the Fiscal Quarter just ended and the immediately preceding three (3) Fiscal Quarters, determined in accordance with GAAP, shall not exceed 2.50:1.

                  6.2. Tangible Net Worth. "Tangible Net Worth" (as hereinafter defined) shall at all times be at least equal to: (i) for the Fiscal Year ending December 31, 1999, $80,106,248 (the "Base Amount"), and (ii) for each Fiscal Year ending subsequent to December 31, 1999, the sum of (A) the Base Amount plus
(B) fifty percent (50%) of net income of Borrower and its Consolidated Subsidiaries in the preceding Fiscal Year, determined on a cumulative basis without regard, however, to losses, in accordance with GAAP.

                  "Tangible Net Worth" shall mean Borrower's book net worth, determined on a consolidated basis for Borrower and its Consolidated Subsidiaries in accordance with GAAP, minus all assets of Borrower and such Subsidiaries constituting (i) goodwill, patents, copyrights, trademarks, trade names and other intangible assets, (ii) write-ups of assets, (iii) unamortized debt discount and expense, (iv) deferred charges and (v) any Debts owing to such Person from any shareholders, officers or directors of such Person, or from any Affiliates or Subsidiaries of such Person. For purposes hereof, any minority interest in any Subsidiary shown on Borrower's balance sheet shall be excluded from its net worth and be included in its total liabilities.

         7. EVENTS OF DEFAULT. The occurrence of any events or conditions set forth below shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied:

                  7.1. Obligations. Borrower shall fail to make (a) any payment of principal when due or (b) any payment of interest or any of its other Obligations, within five (5) days from the due date therefor.

                  7.2. Misrepresentations. Borrower, any Subsidiary or any Guarantor shall make any representations or warranties in any of the Loan Documents or in any Guaranty or in any certificate or statement furnished at any time hereunder or in connection with any of the Loan Documents or any Guaranty which proves to have been untrue or misleading in any material respect when made or furnished.

                  7.3. Certain Covenants. Borrower shall default in the observance or performance of any covenant or agreement contained in Articles 5 or 6.

                  7.4. Other Covenants. Borrower, or any Subsidiary shall default in the observance or performance of any covenant or agreement contained herein, in any of the other Loan Documents or any Guaranty (other than a default the performance or observance of which is dealt with specifically elsewhere in this Section) unless (i) with respect to this Agreement, such default is cured to Lender's satisfaction within thirty (30) days after the sooner to occur of receipt of notice of such default from Lender or the date on which such default first becomes known to Borrower and (ii) with respect to any other Loan Document or Guaranty, such default is cured within any applicable grace, cure or notice and cure period contained therein.

                  7.5. Other Debts. Borrower or any Subsidiary shall default in connection with any agreement for Debt in excess of One Million Dollars ($1,000,000), with any creditor which entitles said creditor to accelerate the maturity thereof.

                  7.6. Voluntary Bankruptcy. Borrower or any Subsidiary shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; Borrower or any Subsidiary shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower or any Subsidiary shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Borrower or any Subsidiary for all or a substantial part of its property;
Borrower or any Subsidiary shall make an assignment for the benefit of creditors; or Borrower or any Subsidiary shall be unable or shall fail to pay its debts generally as such debts become due, or Borrower, any Subsidiary shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

                  7.7. Involuntary Bankruptcy. There shall have been filed against Borrower or any Subsidiary an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; Borrower or any Subsidiary shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of Borrower or any Subsidiary or for all or a substantial part of its property; or Borrower or any Subsidiary shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Borrower or any Subsidiary; or any motion, complaint or other pleading is filed in any bankruptcy case of any Person other than Borrower or any Subsidiary and such motion, complaint or pleading seeks the consolidation of Borrower's or such Subsidiary's assets and liabilities with the assets and liabilities of such Person and any such petition, appointment, issuance, motion, complaint or pleading shall continue undismissed or stayed for a period of ninety (90) consecutive days.

                  7.8. Judgments. A final judgment or order for the payment of money is rendered against Borrower or any Subsidiary in the amount of One Million Dollars ($1,000,000) or more (in excess of amounts covered by insurance) and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (y) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days.

                  7.9. Disavowal of Certain Obligations. Any Person (other than Lender) party to a Guaranty or Subordination Agreement shall disavow its obligations thereunder; or any such Guaranty or Subordination Agreement is alleged to be, or determined by any governmental authority to be, invalid, unenforceable or otherwise not binding on any Person party thereto (other than Lender), in whole or in part.

                  7.10. Material Adverse Change. There shall occur any Material Adverse Change.

                  7.11. Change of Control, Etc. Any Person (or group of Persons acting in concert), shall own more than twenty percent (20%) of the issued and outstanding Capital Stock of Borrower subsequent to the Closing Date.

         8. REMEDIES. Upon the occurrence or existence of any Event of Default, or at any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Lender of payment in full of all Obligations then outstanding in a form acceptable to Lender, Lender shall have all of the rights and remedies set forth below, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others; provided, however, that, in addition to the foregoing, if the Event of Default is in respect of Section 7.5 or 7.6, then, automatically, immediately upon such Event of Default occurring, without necessity of any further action on Lender's part, all commitments of Lender hereunder and under all other Loan Documents shall terminate, and all Obligations shall be immediately due and payable.

                  8.1. Acceleration of the Obligations. Lender, at its option, may terminate all commitments of Lender hereunder and under all other Loan Documents, and declare all of the Obligations to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding. Thereafter, Lender, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default or a reinstatement of any commitments of Lender hereunder or under all other Loan Documents.

                  8.2. Default. If Lender so elects, by further written notice to Borrower, Lender may increase the rate of interest charged on the Notes then outstanding for so long thereafter as Lender further shall elect by an amount not to exceed the Default Rate.

                  8.3. Other Remedies. Unless and except to the extent expressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under any statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by Borrower, any Subsidiary or any third party in favor of Lender, all of which may be exercised successively or concurrently.

         9.   MISCELLANEOUS.

                  9.1. Waiver. Each and every right granted to Lender under this Agreement, or any of the other Loan Documents, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default Condition or Event of Default shall constitute a waiver of any subsequent Default Condition or Event of Default.

                  9.2. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

                  9.3. Survival. All representations, warranties and covenants made herein and in the Loan Documents shall survive the execution and delivery hereof and thereof. The terms and provisions of this Agreement shall continue in full force and effect, notwithstanding the payment of one or more of the Notes or the termination of the Line of Credit, until all of the Obligations have been paid in full and Lender has terminated this Agreement in writing.

                  9.4. Assignments. No assignment hereof or of any Loan Document shall be made by Borrower without the prior written consent of Lender. Lender may (a) assign, with Borrower's consent (not to be unreasonably withheld), unless an Event of Default has occurred and is continuing (in which case no consent by Borrower shall be necessary to assign) in increments of not less than $5,000,000 its interest in the Loans and the commitments hereunder, or (b) sell participations in, its right, title and interest herein and in the Loan Documents at any time hereafter without notice to or consent of Borrower.

                  9.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

                  9.6. Reimbursement. Borrower shall pay to Lender on demand all out-of-pocket costs and expenses that Lender pays or actually incurs in connection with the negotiation, preparation, consummation, enforcement and termination of this Agreement and the other Loan Documents, including, without limitation: (a) attorneys' fees and paralegals' fees and disbursements of outside counsel; (b) costs and expenses (including outside attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) sums paid or incurred to pay for any amount or to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and (d) after an Event of Default, costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, and otherwise enforce the provisions of the Loan Documents or to defend any claim made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid to Borrower. All of the foregoing costs and expenses may, in the discretion of Lender, be charged as Advances under Line of Credit A. Borrower will pay all expenses incurred by it in the transaction. In the event Borrower becomes a debtor under the Bankruptcy Code, Lender's secured claim in such case shall include interest on the Obligations and all fees, costs and charges provided for herein (including, without limitation, reasonable attorneys' fees actually incurred) all for the extent allowed by the Bankruptcy Code.

                  9.7. Successors and Assigns. This Agreement and Loan Documents shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and thereto.

                  9.8. Severability. If any provision this Agreement or of any of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of such Loan Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  9.9. Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when personally delivered or deposited in the mail, registered or certified mail, postage prepaid, addressed as follows: (i) for Lender, care of the address of Lender inscribed beneath its signature hereinbelow and (ii) for Borrower, care of the address set forth as its Executive Office on the Borrower Information Schedule (or to such other address as may be designated hereafter in writing by the respective parties hereto) except in cases where it is expressly provided herein or by applicable law that such notice, demand or request is not effective until received by the party to whom it is addressed.

                  9.10. Entire Agreement: Amendments. This Agreement, together with the remaining Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any Loan Document may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

                  9.11. Time of Essence. Time is of the essence in this Agreement and the other Loan Documents.

                  9.12. Interpretation. No provision of this Agreement or any Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                  9.13. Lender Not a Joint Venturer. Neither this Agreement nor any Loan Document shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

                  9.14. JURISDICTION. BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION, ALL AS LENDER MAY ELECT. BY EXECUTION OF THIS AGREEMENT, BORROWER HEREBY SUBMITS TO EACH SUCH JURISDICTION, HEREBY EXPRESSLY WAIVING WHATEVER RIGHTS MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED OR REQUIRED BY LAW.

                  9.15. Acceptance. This Agreement, together with the other Loan Documents, shall not become effective unless and until delivered to Lender at its principal office in Atlanta, Fulton County, Georgia and accepted in writing by Lender at such office as evidenced by its execution hereof (notice of which delivery and acceptance are hereby waived by Borrower).

                  9.16. Cure of Defaults by Lender. If, hereafter, Borrower defaults in the performance of any duty or obligation to Lender hereunder or under any Loan Document, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall be deemed to be Advances under Line of Credit A, whether or not this creates an overadvance thereunder, and shall be payable in accordance with its terms.

                  9.17. Recitals. All recitals contained herein are hereby incorporated by reference into this Agreement and made part thereof.

                  9.18. Attorney-in-Fact. Borrower hereby designates, appoints and empowers Lender irrevocably as its attorney-in-fact, effective during any time that an Event of Default exists, either in the name of Borrower or the name of Lender, at Borrower's cost and expense, to do any and all actions which Lender may deem necessary or advisable to carry out the terms of this Agreement or any other Loan Document upon the failure, refusal or inability of Borrower to do so; and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith.

                  9.19. Sole Benefit. The rights and benefits set forth in this Agreement and the other Loan Documents are for the sole and exclusive benefit of the parties hereto and thereto and may be relied upon only by them.

                  9.20.   Indemnification.   Borrower  will  hold  Lender,   its
respective directors, officers, employees, agents, Affiliates, successors and assigns harmless from and indemnify Lender, its respective directors, officers, employees, agents, Affiliates, successors and assigns against, all loss, damages, costs and expenses (including, without limitation, reasonable attorney's fees, costs and expenses) actually incurred by any of the foregoing, whether direct, indirect or consequential, as a result of or arising from or relating to any "Proceedings" (as defined below) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, case or regulation, including, without limitation, any federal or state securities laws or under any common law or equitable case or otherwise, arising from or in connection with this Agreement, and any other of the transactions contemplated by this Agreement, except to the extent such losses, damages, costs or expenses are due to the willful misconduct or gross negligence of Lender. As used herein, "Proceedings" shall mean actions, suits or proceedings before any court, governmental or regulatory authority and shall include, particularly, but without limitation, any actions concerning Environmental Laws. At the request of Lender, Borrower will indemnify any Person to whom Lender transfers or sells all or any portion of its interest in the Obligations or participations therein on terms substantially similar to the terms set forth above. Lender shall not be responsible or liable to any Person for consequential damages which may be alleged as a result of this Agreement or any of the transactions contemplated hereby. The obligations of Borrower under this Section shall survive the termination of this Agreement and payment of the Obligations.

                  9.21. JURY TRIAL WAIVER. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, OBLIGATIONS OR THE COLLATERAL.

                  9.22.   Terminology.   All  personal  pronouns  used  in  this
Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions divisions of or Exhibit to, another document or instrument. Wherever in this Agreement reference is made to any instrument, agreement or other document, including, without limitation, any of the Loan Documents, such reference shall be understood to mean and include any and all amendments thereto or modifications, restatements, renewals or extensions thereof. Wherever in this Agreement reference is made to any statute, such reference shall be understood to mean and include any and all amendments thereof and all regulations promulgated pursuant thereto. Whenever any matter set forth herein or in any Loan Document is to be consented to or be satisfactory to Lender, or is to be determined, calculated or approved by Lender, then, unless otherwise expressly set forth herein or in any such Loan Document, such consent, satisfaction, determination, calculation or approval shall be in Lender's sole discretion, exercised in good faith and, where required by law, in a commercially reasonable manner, and shall be conclusive absent manifest error.

                  9.23. Exhibits. All Exhibits attached hereto are by reference made a part hereof.

         10. CONDITIONS PRECEDENT. Unless waived in writing by Lender at or prior to the execution and delivery of this Agreement, the conditions set forth below shall constitute express conditions precedent to any obligation of Lender hereunder.

                  10.1. Secretary's Certificate. Receipt by Lender of a certificate from the Secretary (or Assistant Secretary) of Borrower, to be in form and substance substantially similar to the secretary's certificate set forth on Exhibit "F", certifying to Lender (i) that appropriate resolutions have been entered into by the Board of Directors of Borrower incident hereto and that the officers of Borrower whose signatures appear hereinbelow, on the other Loan Documents, and on any and all other documents, instruments and agreements executed in connection herewith, are duly authorized by the Board of Directors of Borrower for and on behalf of Borrower to execute and deliver this Agreement, the other Loan Documents and such other documents, instruments and agreements, and to bind Borrower accordingly thereby, and (ii) as to the existence and status of Borrower's articles of incorporation and by-laws.

                  10.2. Good Standing Certificates. Receipt by Lender of a certificate of good standing with respect to Borrower from each of the secretaries of state of the state of incorporation of Borrower and of any state in which Borrower is duly qualified as a foreign corporation, dated within thirty (30) days of the Closing Date.

                  10.3. Loan Documents. Receipt by Lender of all the other Loan Documents, including any Notes, each duly executed in form and substance acceptable to Lender.

                  10.4. Opinion of Counsel. Receipt by Lender of an opinion of counsel from independent legal counsel to Borrower in substantially the form of Exhibit "G".

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and Borrower has caused its seal to be affixed hereto, as of the day and year first above written.


                                  "LENDER"

                                  WACHOVIA BANK, NATIONAL
                                  ASSOCIATION


                                  By: /s/ Catherine Trense
                                     ------------------------
                                          Catherine Trense,
                                          Senior Vice President

                                  Address for Notices:

                                           Wachovia Bank, N.A.
                                           Western Regional Corporate
                                           3333 Riverwood Parkway
                                           Suite 220
                                           Atlanta, Georgia  30339
                                           Fax:  770-789-5885

                                  "BORROWER"

                                  THERAGENICS CORPORATION (SEAL)


                                  By:/s/ Bruce W. Smith
                                     -------------------
                                         Bruce W. Smith

                                         Executive Vice-President,
                                         Secretary, Treasurer
                                         And Chief Financial Officer